Date:                April 26, 2005
To:                   RFMD Employees
From:                Bob Bruggeworth, President and CEO
Subj:                 Stock Option Exchange Program

Today, I'm pleased to announce that the RF Micro Devices' Board of Directors has approved a stock option exchange program for RFMD employees, subject to shareowner approval of the program at our 2005 Annual Meeting scheduled for August 2, 2005.

This voluntary program is designed to let employees exchange some or all of their eligible stock options for a lesser number of options at a new exercise price.  The new exercise price will be based upon RFMD's stock price at a future date, which is currently expected to be in August 2005.  RFMD's five most highly compensated officers and Board members will not be eligible to participate in the program.

The goal of our stock option exchange program is to improve our ability to incentivize and retain our employees.  Currently, many employees hold options with exercise prices significantly higher than our share price. This disparity undermines the original intent of stock options, which are used by RFMD as a long-term compensation incentive. Recognizing this disparity, our Board has approved this voluntary program with the goal of rewarding your current and future efforts to grow the value of our Company.

Our stock option exchange program will be structured on a "value-for-value" principle, which will result in employees exchanging a larger number of old options for a smaller number of new options.  The "value-for-value" approach is intended to produce favorable results for both employees and shareowners by reducing the exercise price of the new options while also reducing the overall number of options outstanding.

The Company is currently working with Institutional Shareholder Services, one of the world's leading authorities on corporate governance, to structure an option exchange program that meets with their approval.

We will provide you with more detail about the option exchange program over the next few months and will have a more complete description of the program in our proxy statement, which we plan to mail to shareowners in June. In the interim, due to SEC regulations regarding disclosure of communications pertaining to the option exchange program, employee questions about the program should be directed to RFMD's treasury department by email to "Option Exchange Coordinator" (OEC@rfmd.com) or by phone to Extension 5750 (336-678-5750).  These questions will be collected and addressed in future communications to all employees rather than through individual responses.

I am very pleased that our Board of Directors has approved this program pending shareowner approval and thank you for your continued efforts to grow the value of our Company.

Sincerely,

Bob Bruggeworth
President and CEO

Please be aware that this communication does not constitute an offer of any securities for sale or the solicitation of an offer to buy any securities, nor will there be any such offer or solicitation in any state or country where such offer or solicitation is not permitted.  RFMD has not yet filed or distributed its proxy statement in connection with its 2005 annual shareowners meeting.  The proxy statement will contain important information regarding an anticipated voluntary employee stock option exchange program (the "Option Exchange Program") by RFMD and should be read carefully by shareowners prior to voting on or participating in the Option Exchange Program.  RFMD has not yet commenced the Option Exchange Program and must receive shareowner approval for the Option Exchange Program at RFMD's 2005 annual meeting of shareowners before such Option Exchange Program may be completed.  RFMD's Board of Directors reserves the right to amend, postpone or terminate the proposed Option Exchange Program prior to the end of the exchange offer period. If and at the time the Option Exchange Program is commenced, RFMD will provide optionholders who are eligible to participate in the Option Exchange Program with written materials explaining the precise terms and timing of the Option Exchange Program.  Persons who are eligible to participate in the Option Exchange Program should read these written materials carefully when they become available because they will contain important information about the Option Exchange Program, including certain risks associated with the Option Exchange Program.  Upon the commencement of the Option Exchange Program, RFMD will also file the written materials relating to the Option Exchange Program with the Securities and Exchange Commission as part of a tender offer statement.  Copies of these written materials and other documents filed by RFMD with the Securities and Exchange Commission will be available free of charge from the Securities and Exchange Commission's web site at www.sec.gov.